UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2007

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

1-8439	04-2664794
(Commission File Number)	(IRS Employer Identification No.)

200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts	02090
(Address of Principal Executive Offices)	(Zip Code)

781-251-4700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On July 20, 2007, LoJack Corporation (the “Company” or “we”) and the other borrowers and guarantors party thereto, Citizens Bank of Massachusetts, as Lender, Administrative Agent, Lead Arranger and Issuing Bank, Royal Bank of Canada, as the Canadian Lender, and the lending institutions party thereto entered into a multicurrency revolving credit and term loan agreement (the “New Credit Agreement”) to replace the Company’s prior multicurrency credit agreement with Harris Trust Savings Bank and Bank of Montreal.  The New Credit Agreement provides for (i) a multicurrency revolving credit facility in the maximum amount of USD $50 million (or its equivalent in alternate currencies) for the Company; (ii) a CAD $5 million revolving credit facility for LoJack ExchangeCo Canada Inc.; and (iii) a CAD $26 million term loan facility for LoJack ExchangeCo Canada Inc.  We have the right to increase the aggregate amount available to be borrowed under the USD $50 million multicurrency facility up to USD $75 million, subject to certain conditions.  Additional subsidiary borrowers may be added under the multicurrency facility.

The new revolving credit facilities terminate on July 20, 2012, at which point all amounts outstanding under the revolving credit facilities are due. The new term loan facility was fully drawn at closing and will continue with interest only due through maturity on July 21, 2012, at which time the principal balance of the term loan facility is due.  The interest rate on borrowings under the New Credit Agreement varies depending on our choice of interest rate and currency options, plus an applicable margin.  The USD $50 million multiccurrency revolving credit facility is guaranteed by the Company’s U.S. domestic subsidiaries. The term loan and the CAD $5 million revolving facility for LoJack ExchangeCo Canada Inc. are guaranteed by the Company and its domestic U.S. subsidiaries and by the Company’s other Canadian subsidiaries.  65% of the capital stock of LoJack Equipment Ireland Limited is pledged to secure the New Credit Agreement.  The New Credit Agreement is set forth in Exhibit 10.1 attached hereto and incorporated by reference herein.

ITEM 1.02.	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.
In connection with the New Credit Agreement described above, effective as of July 24, 2007, we terminated our multicurrency credit agreement with Harris Trust Savings Bank and Bank of Montreal, dated October 29, 2004.  Such agreement made available to the Company an unsecured revolving credit facility in an aggregate principal amount not to exceed USD $10.0 million at any one time outstanding in the form of loans and letters of credit. In addition, it provided for term loans to be made to LoJack ExchangeCo Canada Inc. in the aggregate principal amount of up to approximately CAD $39 million and revolving credit up to a maximum of CAD $10 million.  The revolving loans were guaranteed by the Company and its domestic subsidiaries. The term loan was guaranteed by the Company and its domestic U.S. and Canadian subsidiaries.

Also in connection with entering into the New Credit Agreement and effective as of July 20 2007, we terminated our existing Citizens Bank demand facility, dated June 21, 2002, and as amended from time to time, which had a maximum availability of USD $4.0 million.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

10.1
Multicurrency Revolving Credit and Term Loan Agreement, dated as of July 20, 2007, by and among LoJack Corporation, and the other Borrowers and Guarantors party thereto, Citizens Bank of Massachusetts as a Lender, Administrative Agent, Lead Arranger and Issuing Bank, Royal Bank of Canada as the Canadian Lender and the Lending Institutions party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOJACK CORPORATION (Registrant)
By:	/s/ Thomas A. Wooters
Thomas A. Wooters Executive Vice President and General Counsel

Date: July 26, 2007